Exhibit 2.4

EXECUTION VERSION

EQUITY INTEREST CONTRIBUTION AGREEMENT

This EQUITY INTEREST CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of March 2, 2021 by and among Forian Inc., a Delaware corporation (“Parent”), Medical Outcomes Research Analytics, LLC, a Delaware limited liability company (“MOR”), and the undersigned equityholders of MOR (collectively, the “Equityholders” and each individually, an “Equityholder”).

RECITALS

WHEREAS, Parent and MOR desire to effect a business reorganization pursuant to which the equityholders of MOR shall contribute 100% of the equity interests of MOR to Parent in exchange for shares of common stock, par value $0.001 per share, of Parent (“Parent Common Stock”), on the terms and conditions set forth in this Agreement (the “Reorganization”);

WHEREAS, as of the date hereof, the Equityholders are the beneficial owners (for purposes of this Agreement, “beneficial owner” (including “beneficially own” and other correlative terms) shall have the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) of the number of equity interests of MOR set forth opposite such Equityholder’s name on its respective signature page hereto (such equity interests, together with any other equity interests of MOR, the power to dispose of or the voting power over which is acquired by such Equityholder after the date of this Agreement, collectively, the “MOR Equity Interests”);

WHEREAS, Parent, DNA Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Helix Technologies, Inc., a Delaware corporation (“Helix”), entered into an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of October 16, 2020, pursuant to which Merger Sub will be merged with and into Helix (the “Merger”), with Helix being the surviving entity of such Merger and a wholly owned subsidiary of Parent on the terms, and subject to the conditions, set forth in the Merger Agreement;

WHEREAS, the consummations of the Reorganization and the Merger are part of an overall integrated plan pursuant to which Parent will acquire all of the issued and outstanding equity interests of MOR and all of the issued and outstanding equity interests of Helix in exchange for Parent Common Stock issued by Parent to the equityholders of MOR and the equityholders of Helix and such equityholders will, as a group, own 80% or more of the outstanding stock of Parent Common Stock immediately after the consummations of the Reorganization and the Merger;

WHEREAS, after the consummation of the Reorganization and the Merger, Parent will have outstanding Parent Common Stock and no other classes of stock of Helix will be outstanding; and

WHEREAS, for U.S. federal income tax purposes, the parties intend that (i) the Reorganization and the Merger shall together qualify as a transaction described in Section 351(a) of the Code, (ii) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (iii) this Agreement shall constitute and be adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants in this Agreement and intending to be legally bound, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1          General.  For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a)          “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(b)          “Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

(c)          “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(d)          “Constructive Sale” means, with respect to any MOR Equity Interest, a short sale with respect to such MOR Equity Interests, entering into or acquiring an offsetting derivative contract with respect to such MOR Equity Interests, entering into or acquiring a future or forward contract to deliver such MOR Equity Interests, or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership of such MOR Equity Interests.

(e)          “Contract” means any written or oral contract, lease, license, indenture, note, bond, agreement, understanding, undertaking, concession, franchise, obligation, commitment, arrangement or other instrument (in each case, to the extent legally binding on the parties thereto).

(f)          “Governmental Entity” means any federal, national, state, provincial or local, whether transnational, domestic, foreign or supranational, government or any court of competent jurisdiction, administrative agency, applicable self-regulatory organization, tribunal or commission or other governmental or regulatory authority, department, agency or instrumentality, including any political subdivision thereof, whether transnational, domestic, foreign or supranational.

(g)          “Law” means any transnational, domestic or foreign federal, provincial, state or local law, statute, treaty, convention, code, ordinance, rule, regulation (including of self-regulatory organizations), interpretations, resolutions, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity.

(h)          “Lien” means any pledge, lien, restriction, charge, encumbrance, security interest, adverse claim of any kind, option, right of first refusal or similar encumbrance.

(i)          “Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

(j)          “Order” means any writ, judgment, order, injunction, determination, ruling, award (including, without limitation, awards of any arbitrator) or decree of any Governmental Entity (in each such case whether preliminary or final).

(k)          “Representative” of a Person means each officer, director, manager, employee of such Person, and such Person’s accountants, consultants, legal counsel, financial advisors, agents and other representatives.

(l)          “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing Person or body (or, if there are no such voting interests, more than 50% of the equity interests of which is owned directly or indirectly by such first Person).

(m)          “Transfer” means, with respect to any MOR Equity Interest, the direct or indirect assignment, sale, transfer, assignment, tender (into a tender offer, exchange offer or otherwise), pledge, hypothecation, or the grant, creation or suffrage of a Lien upon, or the gift, placement in trust, or the Constructive Sale or other disposition (including by merger or any other conversion into securities or other consideration) of such MOR Equity Interests (including transfers by testamentary or intestate succession or otherwise by operation of Law) or any right, title or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or any change in the record or beneficial ownership of such MOR Equity Interests, and any agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

ARTICLE 2
CONTRIBUTION OF MOR EQUITY INTERESTS

Section 2.1          Reorganization.  Subject to the terms of this Agreement, at the Closing, each Equityholder shall contribute and transfer their respective MOR Equity Interests, including all of the rights, title and interest therein, to Parent, free and clear of all Liens (other than any Liens created by this Agreement, the underlying agreements pursuant to which such MOR Equity Interests were issued or as imposed by applicable securities Laws).  In consideration of such contribution and transfer, subject to the terms of this Agreement, at the Closing, Parent shall accept from each Equityholder the MOR Equity Interests held by such Equityholder in exchange for issuing to such Equityholder that number of shares of Parent Common Stock set forth beside such Equityholder’s name on its respective signature page hereto; provided, that any Parent Common Stock issued in exchange for MOR Equity Interests that are unvested profits interest shall be subject to the same restrictions as such unvested profits interest.

Section 2.2          Closing Date.  Unless this Agreement is sooner terminated or extended pursuant to its terms or unless otherwise agreed to in writing by Parent, MOR and the Majority Equityholders, the closing of the Reorganization (the “Closing”) shall take place remotely via the electronic transmittal of executed documents immediately prior to the consummation of the Merger (the “Closing Date”).

Section 2.3          Withholding Rights. Parent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Equityholder such amounts as Parent reasonably determines is required under the Code or any state, local or foreign tax law or regulation thereunder to deduct and withhold with respect to the making of such payment, and to collect any necessary tax forms or other necessary information.  Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the Equityholder in respect of which such deduction and withholding was made by Parent.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF MOR

MOR represents and warrants to Parent and the Equityholders as of the date of this Agreement and as of the Closing as follows:

Section 3.1          Power; Due Authorization; Binding Agreement.  MOR has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Reorganization.  The execution and delivery of this Agreement by MOR the performance of its obligations hereunder and the consummation of the Reorganization have been duly and validly authorized by all necessary limited liability company action on the part of MOR, and no other proceedings on the part of MOR are necessary to authorize this Agreement, to perform its obligations hereunder or to consummate the Reorganization.  This Agreement has been duly and validly executed and delivered by MOR and, assuming the due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding agreement of MOR, enforceable against MOR in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.2          No Conflict.  The execution and delivery of this Agreement by MOR does not, and the performance by MOR of its obligations under this Agreement and the consummation of the Reorganization will not, (a) require the consent or approval of, or any filing with, any other Person or Governmental Entity, (b) conflict with or violate any organizational document of MOR, (c) conflict with or violate or result in any breach of, or default (with or without notice or lapse of time, or both) under any Contract to which MOR is a party or by which MOR is bound or (d) violate any Law applicable to MOR or any of its assets, except for any of the foregoing which would not, individually or in the aggregate, prevent, materially delay or impair in any material respect MOR’s ability to perform its obligations under this Agreement.

Section 3.3          No Actions or Proceedings. There are no (a) actions, suits, claims, litigations, investigations, inquiries or proceedings commenced pending or, to the knowledge of MOR, threatened against MOR or any of its assets or (b) outstanding Orders to which MOR or any of its assets are subject or bound, in each case, which could reasonably be expect to, individually or in the aggregate, prevent, materially delay or impair in any material respect MOR’s ability to perform its obligations under this Agreement.

Section 3.4          Capitalization.  The MOR Equity Interests constitute all of the equity interests of MOR.  There are no securities convertible into or exchangeable or exercisable for equity interests of MOR.  There are not any outstanding obligations of MOR to issue, deliver or sell, or cause to be issued, delivered or sold, any equity interests of MOR or any securities of MOR convertible into or exchangeable or exercisable for equity interests in MOR.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE EQUITYHOLDERS

Each Equityholder hereby represents and warrants to Parent and MOR as of the date of this Agreement and as of the Closing as follows:

Section 4.1          Power; Due Authorization; Binding Agreement.  Such Equityholder has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Reorganization.  The execution and delivery of this Agreement by such Equityholder, the performance of its obligations hereunder and the consummation of the Reorganization have been duly and validly authorized by all necessary corporate, partnership, limited liability company or other applicable action on the part of such Equityholder, and no other proceedings on the part of such Equityholder are necessary to authorize this Agreement, to perform its obligations hereunder or to consummate the Reorganization.  This Agreement has been duly and validly executed and delivered by such Equityholder and, assuming the due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding agreement of such Equityholder, enforceable against such Equityholder in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.2          No Conflict.  The execution and delivery of this Agreement by such Equityholder does not, and the performance by such Equityholder of its obligations under this Agreement and the consummation of the Reorganization will not, (a) require the consent or approval of, or any filing with, any other Person or Governmental Entity, (b) conflict with or violate any organizational document of such Equityholder, (c) conflict with or violate or result in any breach of, or default (with or without notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on, any of such Equityholder’s MOR Equity Interests pursuant to, any Contract to which such Equityholder is a party or by which such Equityholder or any of such Equityholder’s MOR Equity Interests are bound or (d) violate any Law applicable to such Equityholder or any of its assets.

Section 4.3          No Actions or Proceedings. There are no (a) actions, suits, claims, litigations, investigations, inquiries or proceedings commenced pending or, to the knowledge of such Equityholder, threatened against such Equityholder or any of its assets or (b) outstanding Orders to which any Equityholder or any of its assets are subject or bound, in each case, which could reasonably be expect to, individually or in the aggregate, prevent, materially delay or impair in any material respect such Equityholder’s ability to perform its obligations under this Agreement.

Section 4.4          Ownership of Equity Securities.  (a) Such Equityholder is the beneficial owner of, and has good, valid and marketable title to, the MOR Equity Interests set forth opposite its name on Schedule I, (b) such Equityholder has sole voting power, and sole power of disposition, with respect to all of its MOR Equity Interests, (c) such Equityholder’s MOR Equity Interests are all of the equity interests of MOR that are owned, either of record or beneficially, by such Equityholder, (d) the MOR Equity Interests owned by such Equityholder are free and clear of all Liens, other than any Liens created by this Agreement, the underlying agreements pursuant to which such MOR Equity Interests were issued or as imposed by applicable securities Laws and (e) such Equityholder has not appointed or granted any proxy inconsistent with this Agreement, which appointment or grant is still effective, with respect to the MOR Equity Interests.

Section 4.5          Reliance by Parent.  Such Equityholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Equityholder’s execution, delivery and performance of this Agreement.

Section 4.6          Adequate Information.  Such Equityholder is a sophisticated investor and has adequate information concerning the business and financial condition of Parent, MOR and Helix to make an informed decision regarding the Reorganization and the other transactions contemplated by this Agreement and the Merger and has independently and without reliance upon Parent, MOR or Helix and based on such information as such Equityholder has deemed appropriate, made its own analysis and decision to enter into this Agreement.  Such Equityholder confirms and acknowledges that (i) such Equityholder has carefully read and understood this Agreement, (ii) such Equityholder has made such further investigations as such Equityholder has deemed appropriate, (iii) none of Parent, Helix, MOR nor any of their respective Affiliates nor anyone else on Parent’s, Helix’s or MOR’s behalf has made any representations or warranties of any kind or nature to induce such Equityholder to enter into this Agreement except as specifically set forth in Article 5, (iv) such Equityholder is not relying upon Parent, Helix, MOR nor any of their respective Affiliates for guidance with respect to tax, legal or other considerations in connection with the Reorganization and the other transactions contemplated by this Agreement or the Merger, (v) such Equityholder has been afforded an opportunity to ask questions of, and receive answers from, Parent or MOR, their Representatives or Persons authorized to act on their behalf, concerning the terms and conditions of the Reorganization and the other transactions contemplated by this Agreement and the Merger, (vi) such Equityholder has been afforded access to information about Parent, Helix and MOR and their respective financial condition and results of operations sufficient to evaluate the Reorganization and the other transactions contemplated by this Agreement and the Merger and (vii) such Equityholder has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of information otherwise furnished by Parent or MOR.  Such Equityholder acknowledges that the agreements contained herein with respect to the MOR Equity Interests held by such Equityholder are irrevocable.

Section 4.7          No Brokers.  Such Equityholder has not employed any investment banker, broker or finder in connection with the Reorganization or the transactions contemplated by this Agreement who is entitled to any fee or any commission from Parent or MOR or any of their respective Subsidiaries in connection with or upon consummation of the Reorganization, Merger or any other transaction contemplated by this Agreement or the Merger Agreement.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to MOR and the Equityholders as of the date of this Agreement and as of the Closing as follows:

Section 5.1          Power; Due Authorization; Binding Agreement.  Parent has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Reorganization.  The execution and delivery of this Agreement by Parent, the performance of its obligations hereunder and the consummation of the Reorganization have been duly and validly authorized by all necessary corporate action on the part of Parent, and no other proceedings on the part of Parent are necessary to authorize this Agreement, to perform its obligations hereunder or to consummate the Reorganization.  This Agreement has been duly and validly executed and delivered by Parent and, assuming the due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.2          No Conflict.  The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement and the consummation of the Reorganization will not, (a) require the consent or approval of, or any filing with, any other Person or Governmental Entity, (b) conflict with or violate any organizational document of Parent, (c) conflict with or violate or result in any breach of, or default (with or without notice or lapse of time, or both) under any Contract to which Parent is a party or by which Parent is bound or (d) violate any Law applicable to Parent or any of its assets, except for any of the foregoing which would not, individually or in the aggregate, prevent, materially delay or impair in any material respect Parent’s ability to perform its obligations under this Agreement.

Section 5.3          No Actions or Proceedings. There are no (a) actions, suits, claims, litigations, investigations, inquiries or proceedings commenced pending or, to the knowledge of Parent, threatened against Parent or any of its assets or (b) outstanding Orders to which Parent or any of its assets are subject or bound, in each case, which could reasonably be expect to, individually or in the aggregate, prevent, materially delay or impair in any material respect Parent’s ability to perform its obligations under this Agreement.

Section 5.4          Parent Common Stock.  The shares of Parent Common Stock to be issued to each Equityholder hereunder have been duly authorized for issuance and, upon such issuance, will be validly issued.  There are no restrictions on the transfer of the shares of Parent Common Stock to be issued by Parent hereunder, other than those contained in this Agreement, the organizational documents of Parent and those arising from federal and applicable state securities laws.

ARTICLE 6
COVENANTS

Section 6.1          General Covenants.  No party shall: (a) enter into any Contract with any Person or take any other action that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, the representations, warranties, covenants and obligations of such party under this Agreement or that would make any representation or warranty of such party contained in this Agreement untrue or incorrect; or (b) take any action that would restrict, impair or otherwise affect such party’s legal power, authority and obligation to comply with and to timely perform such party’s covenants and obligations under this Agreement.

Section 6.2          Waiver of Rights. Each Equityholder, by execution and delivery hereof, hereby irrevocably waives any right of first offer, right of first refusal, co-sale right or other similar right it enjoys with respect to the MOR Equity Interests held by such Equityholder pursuant to the Amended and Restated Limited Liability Company Operating Agreement of Medical Outcomes Research Analytics, LLC, dated January 28, 2020, as amended on December 1, 2020, including but not limited to, the rights set forth in Section 2.7 (Right of First Offer), Section 7.2 (First Refusal Rights) and Section 7.3 (Tag-Along Rights).

Section 6.3          No Transfer of MOR Equity Interests.  Except as otherwise expressly permitted by this Agreement, each Equityholder hereby agrees that such Equityholder shall not: (a) cause or permit, or commit or agree to cause or permit, any Transfer of any of such Equityholder’s MOR Equity Interests or take any other action that would in any way delay, restrict, limit or interfere with the performance of the Equityholder’s obligations hereunder or the transactions contemplated hereby; (b) acquire, offer or propose to acquire or agree to acquire, directly or indirectly, any additional equity interests (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such equity interests) of MOR; (c) form, join, encourage, influence, advise or in any way participate in any “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) with any Persons with respect to any equity interests of MOR; or (d) commit or agree to take any of the foregoing actions. Any Transfer or other action taken or effected in violation of this Section 6.2 shall, to the fullest extent permitted by Law, be void ab initio and of no force or effect, and the Company may decline to give effect to such transfer in its books and records and those of its agents.

Section 6.4          Confidentiality.  Each Equityholder agrees, and agrees to cause its Affiliates to and to instruct and cause its and their Representatives to, keep confidential all nonpublic information in their possession regarding Parent, Helix, MOR and their respective Subsidiaries to the extent such nonpublic information is in their possession (the “Confidential Information”); provided, however, that such Equityholders, their Affiliates and their respective Representatives shall not be required to maintain as confidential any Confidential Information that (a) becomes generally available to the public other than as a result of disclosure (x) by such Person or (y) to the knowledge of such Person, in violation of an obligation or duty of confidentiality to Parent, Helix or MOR, or (b) such Person is required pursuant to the terms of a valid order issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction or any applicable Law to disclose to such Governmental Entity (provided, that with respect to this clause (b), such Person shall (i) to the extent legally permissible, prior to the disclosing of any Confidential Information, provide Parent with prompt notice of such order and provide commercially reasonable assistance and cooperation with all efforts of Parent, MOR or any of their respective Subsidiaries in obtaining a protective order or other remedy and (ii) disclose such Confidential Information only to the extent required, upon advice of counsel, by such order or Law and use commercially reasonable efforts to ensure that such Confidential Information is accorded confidential treatment.

Section 6.5          Further Assurances.  From time to time, at the reasonable request of Parent and without further consideration, MOR and each Equityholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to more effectively carry out the intent and purposes of this Agreement.  From time to time, at the reasonable request of MOR and without further consideration, Parent and each Equityholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to more effectively carry out the intent and purposes of this Agreement.

ARTICLE 7
CONDITIONS PRECEDENT

Section 7.1          Condition to Each Party’s Obligations.  The respective obligations of each party to consummate the Reorganization are subject to the satisfaction or waiver (to the extent permitted by Law) by Parent, MOR and the Equityholders at or prior to the Closing of the following condition: No applicable Law and no Order, preliminary, temporary or permanent, or other legal restraint or prohibition and no action, proceeding, binding order, decree or determination by any Governmental Entity shall be in effect that prevents, enjoins, makes illegal or prohibits the consummation of the Reorganization.

Section 7.2          Conditions to Obligations of MOR.  The obligations of MOR to consummate the Reorganization are further subject to the satisfaction or waiver by the MOR at or prior to the Closing of the following conditions:

(a)          Representations and Warranties of Parent and the Equityholders.  The representations and warranties of Parent and the Equityholders contained in this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b)          Performance of Obligations of Parent and the Equityholders.  Parent and the Equityholders shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing.

(c)          Parent Certificate.  Parent shall have delivered to MOR a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied as to Parent.

Section 7.3          Conditions to Obligations of the Equityholders.  The obligations of the Equityholders to consummate the Reorganization are further subject to the satisfaction or waiver by the Majority Equityholders at or prior to the Closing of the following conditions:

(a)          Representations and Warranties of Parent and MOR.  The representations and warranties of Parent and MOR contained in this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b)          Performance of Obligations of Parent and MOR.  Parent and MOR shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing.

Section 7.4          Conditions to Obligations of Parent.  The obligations of Parent to consummate the Reorganization are further subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

(a)          Representations and Warranties of MOR and the Equityholders.  The representations and warranties of MOR and each of the Equityholders contained in this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date.

(b)          Performance of Obligations of MOR and the Equityholders.  MOR and the Equityholders shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c)          MOR Certificate.  MOR shall have delivered to Parent a certificate, dated as of the Closing Date and signed by a duly authorized representative of MOR, certifying to the effect that the conditions set forth in Section 7.4(a) and Section 7.4(b) have been satisfied as to MOR.

(d)          Satisfaction of Merger Agreement Conditions.  The conditions to the closing of the Merger set forth in Article VII of the Merger Agreement shall have been satisfied or waived, other than in respect of the Parent Reorganization (as such term is defined in the Merger Agreement).

ARTICLE 8
TERMINATION

This Agreement shall terminate and be of no further force or effect (i) automatically as of date on which the Merger Agreement is terminated, or (ii) upon the mutual written agreement of Parent, MOR and the Majority Equityholders.  Any such termination of this Agreement shall not relieve any party from liability for any breach of its obligations hereunder prior to such termination or relieve any party from completing any obligation that arose hereunder in connection with the consummation of the Reorganization or the other transactions contemplated by this Agreement.  Each party will be entitled to any remedies at law or in equity to recover its losses arising from any such pre-termination breach.  Notwithstanding the foregoing, termination of this Agreement shall not prevent any party from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination.

ARTICLE 9
MISCELLANEOUS

Section 9.1          Changes in Equity Interests, etc.  In the event of any split, dividend or distribution, or any change in the MOR Equity Interests by reason of any split-up, reverse split, recapitalization, combination, reclassification, exchange or the like, the term “MOR Equity Interests” shall be deemed to refer to and include such MOR Equity Interests as well as all equity interests distributed in such dividends and distributions and any securities into which or for which any or all of such MOR Equity Interests may be changed or exchanged or which are received in such transaction, and such Equityholder agrees, while this Agreement is in effect, to promptly (and in any event within twenty-four (24) hours) notify Parent of the number of any new MOR Equity Interests, if any, acquired by such Equityholder or any of its Affiliates after the date hereof.

Section 9.2          Fees and Expenses.  All fees and expenses incurred in connection with this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Reorganization or Merger is consummated.

Section 9.3          Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given: (a) on the date of delivery if delivered personally; (b) on the date sent if sent by electronic mail (provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 9.3 or (ii) the delivering party receives confirmation of receipt of such notice either by email or any other method described in this Section 9.3); (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices under this Agreement shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to MOR, to:

Medical Outcomes Research Analytics, LLC
41 University Drive, Suite 400
Newtown, PA 18940
Email: mwygod@coranalytics.org
Attn: Max Wygod

(b)	if to the Equityholders, at such address set forth on the signature page hereto.

(c)	if to Parent, to:

Forian Inc.
41 University Drive, Suite 400
Newtown, PA 18940
Email: mwygod@coranalytics.org
Attn: Max Wygod

with a copy (which shall not constitute notice) to:

Duane Morris LLP
30 South 17th Street
Philadelphia, PA 19103
Email: dmix@duanemorris.com
Attn: Darrick M. Mix, Esq.

Section 9.4          Entire Agreement; No Third-Party Beneficiaries.  This Agreement and any exhibit, schedule or annex hereto, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.5          Amendments and Waivers.  This Agreement may only be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Parent, MOR and the holders of at least a majority of the MOR Equity Interests (the “Majority Equityholders”), or in the case of a waiver, by Parent if the waiver is to be effective against Parent, by MOR if the waiver is to be effective against MOR or by the Majority Equityholders if the waiver is to be effective against the Equityholders.  The foregoing notwithstanding, no failure or delay by Parent, MOR or the Equityholders in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.6          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the Reorganization and the other transactions contemplated by this Agreement is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.6 with respect thereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the purposes of and the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 9.7          Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

Section 9.8          Governing Law; Jurisdiction; Waiver of Jury Trial.  THIS AGREEMENT, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CHOICE OR CONFLICTS OF LAWS OF THE STATE OF DELAWARE.

Section 9.9          Jurisdiction; Venue.  Each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, however, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the Reorganization and the other transactions contemplated by this Agreement.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any Order rendered by any such court in Delaware as described herein.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the Reorganization or the other transactions contemplated by this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.10          Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE REORGANIZATION.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11          Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.  It is explicitly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement.  It is agreed that the parties are entitled to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 9.9, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 9.12          Indemnification. Each Equityholder hereby agrees to, severally and not jointly, indemnify MOR, Parent and their respective, members, managers, directors, officers, affiliates, employees and agents, and hold each harmless, from and against any and all losses, liabilities, costs, damages, or expense, including without limitation reasonable attorneys’ fees and expenses, that a Indemnified Party may incur or suffer by reason of an material breach of this Agreement or material breach of any representation, warranty or covenant of such Equityholder.

Section 9.13          Interpretation.  When a reference is made in this Agreement to an Article, a Section or a Schedule, such reference shall be to an Article, a Section or a Schedule of or to this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning assigned to such term in this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require.  Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.  References to a Person are also to its permitted successors and assigns.  Unless otherwise specifically indicated, all references to “dollars” and “$”will be deemed references to the lawful money of the U.S.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring by virtue of the authorship of any provisions of this Agreement.  Any reference to “days” means calendar days unless Business Days are expressly specified. When calculating the period of time before which, within which or following which any act is to be done pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

Section 9.14          Counterparts. This Agreement may be executed in multiple counterparts, including by facsimile or by email with .pdf attachments, all of which shall be deemed an original and considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

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IN WITNESS WHEREOF, each of Parent and MOR have duly executed this Agreement, as of the date first written above.

FORIAN INC.

By:	/s/ Max Wygod
Name:	Max Wygod
Title:	Executive Chairman

MEDICAL OUTCOMES RESEARCH ANALYTICS, LLC

By:	/s/ Max Wygod
Name:	Max Wygod
Title:	Manager

[Signature pages of Equityholders follow]